EXHIBIT 99.1

Selected Financial Data.

The following selected consolidated financial data should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations and our consolidated financial statements and related notes thereto appearing elsewhere in this report. The consolidated statements of operations data and the consolidated balance sheet data are derived from our consolidated financial statements. The selected financial data provided below is not necessarily indicative of our future results of operations or financial performance. The consolidated financial statements presented in Exhibit 99.3 and the management’s discussion and analysis of financial condition and results of operations presented in Exhibit 99.2 in this Form 8-K have been retroactively adjusted to include the operations of Nautica Phase 2, Sycamore & Main, Nautica Peninsula Land, Cash Magic Springhill, LLC, Cash Magic Vivian, LLC, Jalou Forest Gold LLC, Nautica Peninsula Land and Cash Magic Amite, LLC, for all periods presented. The information contained herein should be read together with, and is qualified in its entirety by reference to, the consolidated financial statements, the accompany notes and management’s discussion and analysis of financial condition and results of operations included elsewhere in this Form 8-K.

	As of and for the Year Ended December 31,
	2011 (As adjusted, see Note 4 of Financial Statements)	2010 (As adjusted, see Note 4 of Financial Statements)	2009 (As adjusted, see Note 4 of Financial Statements)	2008 (As adjusted)	2007 (As adjusted)
	(Dollars In Thousands, except Distributions per Common Share)
Statements of Operations Data: (1)
Net revenues	$384,139	$356,408	$343,985	$403,501	$384,478
Total costs and expenses	365,237	329,425	320,662	381,707	359,347

Operating income	18,902	26,983	23,323	21,794	25,131
Interest expense, net	(27,458)	(28,416)	(27,976)	(30,621)	(31,701)

Net loss	$(8,556)	$(1,433)	$(4,653)	$(8,827)	$(6,570)

Balance Sheet Data (end of period): (1)
Current assets	$37,072	$38,412	$36,125	$36,567	$38,970
Total assets	333,885	355,815	367,999	380,902	398,362
Current liabilities	45,758	53,014	47,687	51,786	41,671
Long-term debt, capital lease obligations and other liabilities	287,277	297,495	310,731	312,388	331,784
Equity	850	5,306	9,581	16,728	24,907
Financial Data
Ratio of earnings to fixed charges (2)	0.71x	0.96x	0.85x	0.73x	0.81x
Distributions Declared per Common Share	$11,303	$2,533	$2,163	$1,203	$10,962

(1)	See a discussion of our recent acquisition activities in Note 4 and our debt issuances in Note 5 to our Consolidated Financial Statements.
(2)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) before income taxes and noncontrolling interest, plus fixed charges and amortization of capitalized interest, less interest capitalized during the period. Fixed charges consist of interest on indebtedness (whether expensed or capitalized), amortization of deferred financing costs, discounts and premiums and that portion of rental expense that we believe is representative of interest. For the years ended December 31, 2011, 2010, 2009, 2008 and 2007, we had a deficiency of $8,481, $1,358, $4,588, $8,752 and $6,654, respectively, in earnings to fixed charges.